Exhibit 3(b)

SECOND AMENDED AND RESTATED CODE OF REGULATIONS

OF

DCP HOLDING COMPANY

ARTICLE I

Meetings of Shareholders

Section 1.01 - Annual Meetings.

(a)	An annual meeting of shareholders, for the election of directors, for the consideration of any reports and, subject to Section 1.04(e), for the transaction of such other business as may be brought before the meeting, shall be held on the first Monday of the fourth month following the close of the Corporation’s fiscal year or on such other date as may be designated by the Board of Directors and stated in the notice of the meeting.

(b)	If the annual meeting is not held or if the number of directors elected thereat is not sufficient to replace the directors whose terms expire at that meeting and to fill all other vacancies, the directors may be elected at any special meeting called and held for that purpose.

Section 1.02 - Special Meetings.

(a)	A special meeting of shareholders may be called (i) by the President; or (ii) by any other officer or assistant officer then authorized pursuant to this Second Amended and Restated Code of Regulations (this “Code of Regulations”) or otherwise by the Board of Directors to call such meetings; or (iii) by the Board of Directors by action at a meeting, or by a majority of directors acting without a meeting; or (iv) by any persons holding twenty-five (25%) or more of the shares then outstanding and entitled to vote at a meeting of shareholders. No business other than that specified in the call shall be considered at any special meeting unless Section 1.04(e) is complied with.

(b)	Upon the request in writing being delivered to the President or to the Secretary by any person or persons entitled to call a meeting of shareholders, the person to whom the request is delivered shall give notice to shareholders of the meeting. If the request is refused or not responded to within sixty (60) days, the person or persons making the request may call a meeting of shareholders by giving notice in the manner hereinafter provided in Section 1.04.

Section 1.03 - Time and Place of Meetings.

(a)	The annual and all other meetings of the shareholders shall be held at such time and place, within or without the State of Ohio, as may from time to time be designated by the Board of Directors or, in the absence of a designation by the Board of Directors, by the Chairman of the Board of Directors, if any, the President, the Secretary or any other individual entitled to give notice pursuant to Section 1.04. The Board of Directors may postpone and reschedule any previously scheduled annual or special meeting of the shareholders.

(b)	If another place has not been designated by the Board of Directors, all meetings shall be held at the principal office of the Corporation.

Section 1.04 - Notice of Meetings.

(a)	Unless waived, written notice of the time and place of any meeting of shareholders (including any postponed and rescheduled meeting) shall be given to each shareholder of record entitled to vote at or entitled to notice of such meeting by or at the direction of the President or the Secretary or, in the event of their failure to do so, by the person or persons entitled to call such meeting under Section 1.02(b).

(b)	Except as otherwise required by the laws of the State of Ohio, notice of any meeting of shareholders shall be given not more than sixty (60) days nor less than seven (7) days before the day upon which the meeting is to be held, by serving the notice personally upon each shareholder, by mailing the same to the address of each shareholder as last shown upon the records of the Corporation, or by electronic medium. Notice of adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.

(c)	Except as otherwise required by the laws of the State of Ohio, no publication of any notice of any meeting of shareholders shall be required.

(d)	In the event of any transfer of shares after notice has been given, but prior to the day upon which the meeting is to be held, it shall not be necessary to give any additional notice to the transferee.

(e)	In addition to stating the time and the place of the meeting, every notice of a meeting of shareholders shall state briefly the purpose specified by the person or persons calling such meeting. Any business other than that stated in the notice shall be taken up at such meeting only with the unanimous written consent of the holders of all the shares entitled to vote at such meeting.

Section 1.05 - Waiver of Notice of Meeting.

(a)	Any shareholder may, either before or after any meeting, waive any notice required to be given by law or under this Code of Regulations. Notice of any meeting of shareholders shall not be required to be given to any shareholder who attends such meeting either in person or by proxy.

(b)	Any waiver of notice must be in writing and filed with or entered upon the records of the Corporation.

Section 1.06 - Inspectors.

Inspectors of election may be appointed to act at any meeting of shareholders in accordance with Ohio law.

Section 1.07 - Shareholder Lists.

At any meeting of shareholders, an alphabetically arranged list, or classified lists, of the shareholders of record as of the applicable record date who are entitled to vote, showing their respective addresses and the number and classes of shares held by each, shall be produced on the request of any shareholder.

Section 1.08 - Quorum.

(a)	Those shareholders present in person or by proxy entitling them to exercise a majority of the voting power shall constitute a quorum for any meeting of shareholders; provided, however, that no action required by law or by the Second Amended or Restated Articles of Incorporation of the Corporation (the “Amended and Restated Articles of Incorporation”) or this Code of Regulations to be authorized or taken by the holders of a designated proportion of the shares of any particular class or of each class may be authorized or taken by a lesser proportion. (For purposes of this Code of Regulations, “voting power of the Corporation” means the aggregate voting power of (a) all the outstanding Common Voting Shares (as defined in Section 7.01 of this Code of Regulation) of the Corporation, voting together as a single class and (b) all the outstanding shares of any class of capital stock of the Corporation, or any series of any such class, that has (i) rights to distributions senior to those of the Common Shares of the Corporation including, without limitation, any relative, participating, optional or other special rights and privileges of, and any qualifications or restrictions on, such shares and (ii) voting rights entitling such shares to vote generally in the election of directors.)

(b)	In the event of an absence of a quorum at any meeting or at any adjournment thereof, a majority of those present in person or by proxy and entitled to vote may adjourn such meeting from time to time. At any adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

Section 1.09 - Action Without Meeting.

Any action which may be authorized or taken at a meeting of shareholders, may be taken without a meeting if authorized by a writing signed by all shareholders who would be entitled to notice of a meeting called for such purpose; provided that any and every statute of the State of Ohio hereafter enacted whereby effect is given to action taken by any number, less than all, of the shareholders of any corporation will apply to this Section 1.09 and supersede the requirement of unanimous written consent for action without a meeting to the extent that such lesser proportion shall be permitted by such statute.

Section 1.10 - Organization.

Upon the request of any shareholder at any annual meeting of shareholders, the order of business shall be, unless changed by affirmative vote of a majority of the shareholders present in person or by proxy, as follows:

(i)	Roll call, to establish a quorum.
(ii)	Appointment of inspectors of election if requested.
(iii)	Acceptance of minutes of previous meetings.
(iv)	Presentation of annual financial report.
(v)	Presentation of reports of directors and committees.
(vi)	Presentation of officers’ reports.
(vii)	Election of Board of Directors.
(viii)	Consideration of unfinished business.
(ix)	Consideration of new business.

Section 1.11 - Voting.

(a)	Each shareholder of any class of the Corporation entitled to vote on any matter shall be entitled in person or by proxy to one vote on each matter for each share registered in the shareholder’s name on the books of the Corporation. Except as otherwise expressly required by law, the Amended and Restated Articles of Incorporation or this Code of Regulations, at any meeting of shareholders at which a quorum is present, a majority of the votes cast, whether in person or by proxy, on any matter properly brought before such meeting will be the act of the shareholders. An abstention shall not represent a vote cast. Every proxy must be duly executed and filed with the Secretary. A shareholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing with the Secretary written notice of revocation or a later appointment. The vote upon any question brought before a meeting of the shareholders may be by voice vote, unless otherwise required by law, the Amended and Restated Articles of Incorporation or this Code of Regulations or unless the presiding officer otherwise determines. Every vote taken by written ballot will be counted by the inspects of election, if inspectors of election are appointed.

(b)	Persons holding voting shares in a fiduciary capacity shall be entitled to vote the shares so held. Persons voting pledged shares shall be entitled to vote such shares unless the pledgee shall have been expressly empowered by the shareholder to vote such shares in which case only the pledgee or his proxy may vote such share.

Section 1.12 - Proxies.

(a)	At any meeting of shareholders, any person who is entitled to attend, or to vote thereat, and to execute consents, waivers or releases, may be represented at such meeting or vote thereat, and execute consents, waivers and releases, and exercise any of his other rights, by proxy or proxies appointed by writing signed by such person.

(b)	Voting by proxy or proxies shall be governed by all of the provisions of the laws of the State of Ohio, including the provisions relating to the sufficiency of the writing, the duration of the validity of the proxy or proxies, and the power of substitution and revocation.

ARTICLE II

Board of Directors

Section 2.01 - General Powers.

The powers of the Corporation shall be exercised, its business and affairs conducted, and its property managed under the direction of the Board of Directors, except as otherwise provided by the laws of the State of Ohio, by the Amended and Restated Articles of Incorporation, or by this Code of Regulations.

Section 2.02 - Bylaws.

The Board of Directors may adopt bylaws to govern its own proceedings and its transactions of business, as well as the administration of the Corporation, the conduct of the Corporation’s business and other affairs, management of the Corporation’s property, and any other matters properly within the authority or discretion of the Board of Directors so long as consistent with the laws of the State of Ohio, the Amended and Restated Articles of Incorporation and this Code of Regulations.

Section 2.03 - Number.

(a)	The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) directors, except that if all outstanding shares of all classes of capital stock of the Corporation are held of record by less than three (3) persons, the number of directors may be less than three (3) but not less than the number of shareholders of record.

(b)	Without amendment of this Code of Regulations, the number of directors, subject to the foregoing limitations, may be fixed or changed at any annual meeting or at any special meeting called for that purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal.

(c)	No reduction of the number of directors shall have the effect of removing any director prior to the expiration of his or her term of office.

(d)	Directors shall be elected at the annual meeting of shareholders, but when the annual meeting is not held or directors are not elected thereat, they may be elected at a special meeting called and held for that purpose. Such election shall be by ballot whenever requested by any shareholder entitled to vote at such election; but, unless such request is made, the election may be conducted in any manner approved at such meeting. At each meeting of shareholders for the election of directors, the persons receiving the greatest number of votes shall be directors.

Section 2.04 - Classification and Term.

(a)	Unless the Board of Directors is divided into classes as provided in this Code of Regulations, the term of office of each director shall be until adjournment of the next succeeding annual meeting of shareholders, or an action in lieu thereof, at which directors are elected or until a successsor is elected as director and qualified, or until his or her earlier resignation, removal from office or death.

(b)	Without amendment of this Code of Regulations, the Board of Directors may be divided, by resolution of the shareholders, into two (2) or three (3) classes with each class to consist of three (3) or such larger number of directors as the shareholders shall from time to time determine. Each class shall be designated consecutively as Class I, Class II, and Class III, if any. All classes shall be initially elected at the annual meeting of shareholders coinciding with or next following adoption of the resolution classifying the Board of Directors, and the initial term of office of each class shall be as follows: Class I shall be until the first such succeeding annual meeting; Class II shall be until the second such succeeding annual meeting; and Class III, if any, shall be until the third such succeeding annual meeting. Thereafter, the term of office of each class shall be until the second, or, if three (3) classes, the third annual meeting at which directors are elected after the initial term of that class. Each director of each class shall hold office until a successor is elected as director.

Section 2.05 - Meetings.

(a)	Annual meetings of the Board of Directors shall be held immediately following annual meetings of the shareholders, or as soon thereafter as is practicable. If no annual meeting of the shareholders is held, or if directors are not elected thereat, then the annual meeting of the Board of Directors shall be held immediately following any special meeting of the shareholders at which directors are elected, or as soon thereafter as is practicable. If such annual meeting of directors is held immediately following a meeting of the shareholders, it shall be held at the same place at which such shareholders’ meeting was held.

(b)	Regular meetings of the Board of Directors shall be held at such times and places, within or without the State of Ohio, as the Board of Directors may, by resolution or by-law, from time to time, determine. The Secretary shall give notice of each such resolution or by-law to any director who was not present at the time the same was adopted, but no further notice of such regular meeting need be given.

(c)	Special meetings of the Board of Directors may be called by the Chairman of the Board, the President, any Vice President, or any two members of the Board of Directors, and shall be held at such times and places, within or without the State of Ohio, as may be specified in such call.

(d)	Notice of the time and place of each annual or special meeting shall be given to each director by the Secretary or by the person or persons calling such meeting. Such notice need not specify the purpose or purposes of the meeting and may be given in any manner or method and at such time so that the director receiving it may have reasonable opportunity to participate in the meeting. Such notice shall, in all events, be deemed to have been properly and duly given if mailed at least forty-eight (48) hours prior to the meeting and directed to the residence of each director as shown upon the Secretary’s records and, in the event of a meeting to be held through the use of communications equipment, if the notice sets forth the telephone number at which each director may be reached for purposes of participation in the meeting as shown upon the Secretary’s records and states that the Secretary must be notified if a director desires to be reached at a different telephone number.

(e)	The giving of notice shall be deemed to have been waived by any director who shall participate in such meeting and may be waived, in a writing, by any director either before or after such meeting.

Section 2.06 - Place of and Quorum and Manner of Acting at Meetings.

(a)	Unless another place is designated by the Board of Directors, the place of all meetings shall be the principal office of the Corporation; provided, however, that any meeting may be held by telephone or through other communications equipment if all directors participating can hear each other.

(b)	Except as otherwise provided in this Code of Regulations, a majority of the number of directors shall be present in person at any meeting of the Board of Directors in order to constitute a quorum for the transaction of business at such meeting; provided that if the meeting is held by telephone or through other communications equipment at which all directors participating can hear each other, such participation shall constitute attendance at such meeting.

(c)	Except as otherwise provided in this Code of Regulations, the act of the majority of the directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors.

(d)	In the absence of a quorum at any meeting of the Board of Directors, a majority of those present may adjourn the meeting from time to time until quorum shall be present and notice of any adjourned meeting need not be given.

Section 2.07 - Action Without A Meeting.

(a)	Any action that may be authorized or taken at a meeting of the Board of Directors may be authorized or taken without a meeting in a writing or writings signed by all the directors, which writing or writings shall be filed with or entered upon the records of the Corporation; provided that any and every statute of the State of Ohio hereafter enacted whereby effect is given to action taken by any number, less than all, of the directors of any corporation will apply to this Section 2.07 and supersede the requirement of unanimous written consent for action without a meeting to the extent that such lesser proportion shall be permitted by such statute.

Section 2.08 - Resignations.

(a)	Any director of the Corporation may resign at any time by giving written notice to the President or Secretary of the Corporation.

(b)	A resignation shall take effect at the time specified therein, and, unless otherwise specified therein, shall become effective upon delivery. The acceptance of any resignation shall not be necessary to make it effective unless so specified in the resignation.

Section 2.09 - Removal of Directors.

(a)	Any director may be removed, with or without cause, at any time by the affirmative vote of a majority of the outstanding shares then held of record by the shareholders of the Corporation entitled to vote at a special meeting of the shareholders called for that purpose.

(b)	Any vacancy in the Board of Directors caused by any removal may be filled by the shareholders at the same meeting.

Section 2.10 - Vacancies.

(a)	Vacancies in the Board of Directors may be temporarily filled until the next annual meeting of shareholders or until a successor is elected, by a majority vote of the remaining directors, even though they may be less than a quorum of the entire number of directors constituting a full Board of Directors.

(b)	Shareholders entitled to elect directors shall have a right to fill any vacancy in the Board of Directors, whether the same has been temporarily filled by the remaining directors or not, at any special meeting of shareholders called for that purpose or at any annual meeting. Any director so elected by the shareholders to fill a vacancy shall serve for the remaining term of the vacant office and until a successor is elected and qualified.

Section 2.11 - Compensation.

The directors, as such, shall be entitled to receive such reasonable compensation for their services as may be fixed from time to time by resolution of the Board of Directors, and expenses of attendance, if any, may be allowed for attendance at each annual, regular or special meeting of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of the Executive Committee or of any standing or special committee may by resolution of the Board of Directors be allowed such compensation for their services as the Board of Directors may deem reasonable, and additional compensation may be allowed to directors for special services rendered.

ARTICLE III

Executive and Other Committees

Section 3.01 - Creation.

(a)	The Board of Directors may create an Executive Committee or any other Committee of directors consisting of three (3) or more directors, and may delegate to each such committee any of the authority of the Board of Directors other than the filling of vacancies on the Board of Directors or in any committee of directors.

(b)	Each such committee shall serve at the pleasure of the Board of Directors, shall act only in the intervals between meetings of the Board of Directors, and shall be subject to the control and direction of the Board of Directors.

Section 3.02 - Executive Committee.

(a)	The Board of Directors may from time to time, by resolution passed by a majority of the whole board, create an Executive Committee of three (3) or more directors, the members of which shall be elected by the Board of Directors to serve during the pleasure of the board. If the Board of Directors does not designate a Chairman of the Executive Committee, the Executive Committee shall elect a Chairman from its own number. Except as otherwise provided herein and in the resolution creating an Executive Committee, such committee shall, during the intervals between the meetings of the Board of Directors, possess and may exercise all of the powers of the Board of Directors in the management of the business and affairs of the Corporation, other than that of filling vacancies among the directors or in any committee of the directors. The Executive Committee shall keep full records and accounts of its proceedings and transactions. All action by the Executive Committee shall be reported to the Board of Directors at its meeting next succeeding such action and shall be subject to control, revision and alteration by the Board of Directors, provided that no rights of third persons shall be prejudicially affected thereby. Vacancies in the Executive Committee shall be filled by the directors.

(b)	Subject to the provisions of this Code of Regulations, the Executive Committee shall fix its own rules of procedure and shall meet as provided by such rules or by resolutions of the Board of Directors, and it shall also meet at the call of the President, the Chairman of the Executive Committee or any two (2) members of the committee. Unless otherwise provided by such rules or by such resolutions, the provisions of Sections 2.05(d), 2.05(e), 2.06 and 2.07 relating to the Board of Directors shall apply to meetings of the Executive Committee in the same manner with respect to its members and the matters governed thereby.

Section 3.03 - Alternate and Ex Officio Members.

(a)	The Board of Directors may appoint one or more directors as alternate members of any committee, which alternate member or members may take the place of any absent member or members at any meeting of such committee.

(b)	The Board of Directors may appoint any one or more persons (including persons who are not directors) as ex officio members of any committee, which ex officio member or members shall be entitled to be present in person, to present matters for consideration and to take part in consideration of any business by the committee at any meeting of the committee, but which ex officio member or members shall not be counted for purposes of a quorum nor for purposes of voting or otherwise in any way for purposes of authorizing any act or other transaction of business by such committee.

Section 3.04 - Authority and Manner of Acting.

(a)	Unless otherwise provided in this Code of Regulations or in the Bylaws or unless otherwise ordered by the Board of Directors, any such committee may act by majority of its members (excluding ex officio members) at a meeting or by a writing or writings signed by all of its members (excluding ex officio members).

(b)	Any act or authorization of an act or transaction of business by any such committee within the authority delegated to it shall be as effective for all purposes as the act or authorization of the Board of Directors.

ARTICLE IV

Officers

Section 4.01 - Officers.

(a)	The Board of Directors shall elect a President, a Treasurer and a Secretary and such Vice Presidents and other officers or assistant officers as the Board of Directors may from time to time deem necessary and appoint. In addition, the Board of Directors shall elect a Chairman of the Board from among the members of the Board of Directors who are dentists. Only a director who is a dentist shall serve as Chairman.

Section 4.02 - Appointment and Term of Office.

The officers of the Corporation shall be appointed from time to time by the Board of Directors as it shall determine, and new offices may be created and filled at any meeting of the Board of Directors. Each officer shall hold office until his successor shall have been appointed. A vacancy in any office, however created, shall be filled by the Board of Directors.

Section 4.03 - Resignation.

(a)	Any officer or assistant officer may resign at any time by giving written notice to the Board of Directors or the Chairman, if any, or to the President or Secretary of the Corporation.

(b)	A resignation shall take effect at the time specified therein, and, unless otherwise specified therein, shall become effective upon delivery. The acceptance of such resignation shall not be necessary to make it effective unless so specified in the resignation.

Section 4.04 - Removal.

Any officer or assistant officer may be removed by the Board of Directors with or without cause.

Section 4.05 - Duties of Officers.

(a)	The Chairman, if any, shall preside at all meetings of shareholders and all meetings of the Board of Directors and shall have such other powers and duties as may be prescribed by the Board of Directors.

(b)	The President shall be the chief executive officer of the Corporation, and shall, in the absence of a Chairman, preside at all meetings of shareholders and, unless another person is designated by the Board of Directors, all meetings of the Board of Directors.

(c)	Each of the following officers—the Chairman, if any, the President, any Vice President, the Secretary, and the Treasurer, — jointly or any one of them individually, shall have the authority to sign, execute and deliver in the name of the Corporation any deed, mortgage, bond, instrument, agreement or other document evidencing any transaction authorized by the Board of Directors, except where the signing or execution thereof shall have been expressly delegated to another officer or person on the Corporation’s behalf.

(d)	In the absence of any officer or assistant officer or for any other reason which the Board of Directors may deem sufficient, the Board of Directors may delegate the authorities and duties of any officer, or any assistant officer to any other officer, assistant officer or to any director.

(e)	In addition to the foregoing, each officer or assistant officer shall perform all duties as may from time to time be delegated to each of them by this Code of Regulations or by the Board of Directors or any committee of directors as provided herein.

Section 4.06 - Compensation.

(a)	The compensation of all officers and agents of the Corporation who are also members of the Board of Directors of the Corporation will be fixed by the Board of Directors or by a committee of the Board of Directors. The Board of Directors may fix the compensation of the other officer and agents of the Corporation, or delegate the power to fix such compensation, to the President or any other officer of the Corporation.

ARTICLE V

Shares

Section 5.01 - Certificates for Shares.

(a)	Every owner of any share of any class of the Corporation shall be entitled to a certificate which shall be in such form as the Board of Directors shall prescribe, certifying the number of shares in the Corporation owned by him.

(b)	The certificates for the respective classes of shares shall be numbered in the order in which they shall be issued and shall be signed in the name of the Corporation by the Chairman of the Board or the President and by the Secretary or the Treasurer; provided, however, that if such certificates are countersigned by a transfer agent and/or registrar, the signatures of any of said officers and the seal of the Corporation upon such certificates may be facsimiles, engraved, stamped or printed. If any officer or officers, who shall have signed, or whose facsimile signature shall have been used, printed or stamped on any certificate or certificates for shares, shall cease to be such officer or officers, because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates, if authenticated by the endorsement thereon of the signature of a transfer agent or registrar, shall nevertheless be conclusively deemed to have been adopted by the Corporation by the use and delivery thereof and shall be as effective in all respects as though signed by a duly elected, qualified and authorized officer or officers, and as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be an officer or officers of the Corporation.

(c)	A record shall be kept by the Secretary of the name of each person owning the shares represented by each certificate, the number of shares represented thereby, the date thereof and, in case of cancellation, the date of cancellation.

(d)	Every certificate surrendered to the Corporation for exchange or transfer shall be canceled and no new certificate or certificates shall be issued in exchange for any existing certificate until existing certificate shall have been so canceled, except in the cases provided for in Section 5.03.

Section 5.02 - Transfers.

(a)	The Board of Directors shall have authority to make such rules and regulations as it deems expedient concerning the issuance, transfer and registration of certificates for shares and the shares represented thereby and may appoint transfer agents and registrars thereof.

(b)	Transfer of shares of the Corporation shall be made only on the books of the Corporation by the registered holder, an executor or administrator or other legal representative of the registered holder, or by an attorney authorized by a power of attorney duly executed and filed with the Secretary of the Corporation or with a transfer agent appointed by the Board of Directors, and shall be properly endorsed for transfer and accompanied by such assurances as the Corporation or such transfer agent may require as to the genuineness and effectiveness of each necessary endorsement.

(c)	A person in whose name shares are of record on the books of the Corporation shall conclusively be deemed the unqualified owner and holder thereof for all purposes and to have capacity to exercise all rights of ownership. Neither the Corporation nor any transfer agent of the Corporation shall be bound to recognize any equitable interest in or claim to such shares on the part of any other person, whether disclosed upon such certificate or otherwise, nor shall they be obliged to see to the execution of any trust or obligation.

Section 5.03 - Lost, Stolen or Destroyed Certificates.

(a)	The holder of any shares in the Corporation shall immediately notify the Secretary of any lost, stolen or destroyed certificate, and the Corporation may issue a new certificate in the place of any certificate alleged to have been lost, stolen or destroyed.

(b)	The Board of Directors may, at its discretion, require the owner of a lost, stolen or destroyed certificate or his legal representative to give the Corporation a bond on such terms and with such sureties as it may direct, to indemnify the Corporation against any claim that may be made against it on account of the alleged lost, stolen or destroyed certificate.

(c)	The Board of Directors may, however, at its discretion, refuse to issue any such new certificate except pursuant to legal proceedings in accordance with Section 1701.24 or other applicable sections of the Ohio Revised Code.

Section 5.04 - Record Date.

(a)	The Board of Directors may fix a record date for any lawful purpose, including without limiting the generality of the foregoing, the determination of shareholders entitled to (i) receive notice of or to vote at any meeting, (ii) receive payment of any dividend or distribution, (iii) receive or exercise rights of purchase of or subscription for, or exchange or conversion of, shares or other securities, subject to any contract right with respect thereto, or (iv) participate in the execution of written consents, waivers or releases. Said record date shall not be more than sixty (60) days preceding the date of such meeting, the date fixed for the payment of any dividend or distribution or the date fixed for the receipt or the exercise of rights, as the case may be.

(b)	If a record date shall not be fixed, the record date for the determination of shareholders who are entitled to notice of, or who are entitled to vote at, a meeting of shareholders, shall be the close of business on the date next preceding the day on which notice is given, or the close of business on the date next preceding the day on which the meeting is held, as the case may be.

(c)	Only such shareholders of record on the date so fixed shall be entitled to receive notice of, and to vote at such meeting, or to receive payment of such dividend or to receive such allotment or rights or to exercise such rights, as the case may be, notwithstanding any transfer of any share on the books of the Corporation after such record date.

ARTICLE VI

Indemnification and Insurance

Section 6.01 - Indemnification in Non-Derivative Actions.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, partner, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 6.02 - Indemnification in Derivative Actions.

The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, partner, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of (a) any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless, and only to the extent that the Court of Common Pleas, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Common Pleas or such court shall deem proper; or (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code.

Section 6.03 - Indemnification as Matter of Right.

To the extent that a director, trustee, officer, partner, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 6.01 and 6.02, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith.

Section 6.04 - Determination of Conduct.

Any indemnification under Sections 6.01 and 6.02, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, partner, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 6.01 and 6.02. Such determination shall be made (a) by a majority vote of a quorum consisting of directors of the Corporation who were not and are not parties to or threatened with any such action, suit, or proceeding; or (b) if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel, other than an attorney or a firm having associated with it an attorney who has been retained by or who has performed services for the Corporation or any person to be indemnified within the past five years; or (c) by the shareholders; or (d) by the Court of Common Pleas or the court in which such action, suit, or proceeding was brought. Any such determination made by the disinterested directors or by independent legal counsel under this Section 6.04 shall be promptly communicated to the person who threatened or brought the action or suit, by or in the right of the Corporation under Section 6.02, and within ten days after receipt of such notification, such person shall have the right to petition the Court of Common Pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

Section 6.05 - Mandatory Advance Payment of Expenses.

Unless at the time of a director’s act or omission that is the subject of an action, suit or proceeding referred to in Sections 6.01 and 6.02, the Articles of Incorporation or the Code of Regulations of the Corporation state that the provisions of Section 1701.13(E)(5)(a) of the Ohio Revised Code do not apply to the Corporation and unless the only liability asserted against the director in an action, suit or proceeding referred to in Sections 6.01 and 6.02 is pursuant to Section 1701.95 of the Ohio Revised Code, expenses, including attorneys’ fees, incurred by a director in defending the action, suit or proceeding shall be paid by the Corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following: (a) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation; and (b) reasonably cooperate with the Corporation concerning the action, suit or proceeding.

Section 6.06 - Advance Payment of Expenses.

Expenses, including attorneys’ fees, incurred in defending any action, suit, or proceeding referred to in Sections 6.01 and 6.02, may be paid by the Corporation as they are incurred, in advance of the final disposition of such action, suit, or proceeding as authorized by the directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, partner, employee, or agent to repay such amount, if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI.

Section 6.07 - Nonexclusivity.

The indemnification provided by this Article VI shall not be deemed exclusive of, and shall be in addition to, any other rights to which those seeking indemnification may be entitled under the Amended and Restated Articles of Incorporation, this Code of Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, trustee, officer, partner, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 6.08 - Insurance.

The Corporation may, as the Board of Directors may direct, purchase and maintain such insurance, or furnish similar protection on behalf of any person who is or at any time has been a director, officer, employee or other agent of or in a similar capacity with the Corporation, or who is or at any time has been, at the direction or request of the Corporation, a director, trustee, officer, administrator, manager, employee, member, advisor or other agent of or fiduciary for any other corporation, partnership, trust, venture or other entity or enterprise including any employee benefit plan against any liability asserted against and incurred by such person, in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI or of Chapter 1701 of the Ohio Revised Code.

Section 6.09 - No Obligation of Repayment.

The authority of the Corporation to indemnify persons pursuant to Sections 6.01 and 6.02 does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to Sections 6.05, 6.06, 6.07 and 6.08. Sections 6.01 and 6.02 do not create any obligation to repay or return payments made by the Corporation pursuant to Sections 6.05, 6.06, 6.07 and 6.08.

ARTICLE VII

Restrictions on Issuance and Transfer of Common Shares

Section 7.01 - Certain Defined Terms.

(a)	For purposes of this Article VII the capitalized terms set forth in this Section 7.01 shall have the meanings ascribed to them in this Section 7.01.

(b)	“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 of the Exchange Act.

(c)	“Book Value” means the amount by which the total assets of the Corporation exceed the total liabilities of the Corporation as shall be determined from the Corporation’s records on an accrual method in accordance with generally accepted accounting principles consistent with those consistently applied by the Corporation.

(d)	“Class A Common Shares” means Class A Common Shares, without par value, of the Corporation.

(e)	“Class A Holder” means a holder of record of Class A Common Shares.

(f)	“Class A or Class B Qualified Owner” means any (i) Dentist, (ii) Retired Dentist or (iii) director, officer or employee of the Corporation or any Subsidiary of the Corporation.

(g)	“Class B Common Shares” means Class B Common Shares, without par value, of the Corporation.

(h)	“Class B Holder” means a holder of record of Class B Common Shares.

(i)	“Class C Common Shares” means Class C Common Shares, without par value, of the Corporation.

(j)	“Class C Holder” means a Class C Qualified Owner who is a holder of record of Class C Common Shares.

(k)	“Class C Lock-Up Period” means, with respect to a Class C Common Share, the period commencing on the Class C Original Issue Date for such Class C Common Share and ending on the second anniversary of such Class C Original Issue Date.

(l)	“Class C Maximum” means the number of outstanding Class C Common Shares equal to forty percent (40%) of the aggregate outstanding Common Voting Shares.

(m)	“Class C Qualified Owner” means any natural person. For the avoidance of doubt, a Class C Qualified Owner shall not include any Entity, and no Entity shall be a Beneficial Owner of any Class C Common Shares.

(n)	“Class C Original Issue Date” means, with respect to a Class C Common Share, the date on which such Class C Common Share was first issued by the Corporation.

(o)	“Class D Common Shares” means Class D Common Shares, without par value, of the Corporation.

(p)	“Class D Holder” means a holder of record of Class D Common Shares.

(q)	“Class D Qualified Owner” means any holder of convertible Preferred Shares.

(r)	“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended and in effect from time to time.

(s)	“Common Shares” means Class A Common Shares, Class B Common Shares, Class C Common Shares and Class D Common Shares.

(t)	“Common Voting Maximum” means the number of outstanding Common Voting Shares equal to five percent (5%) of the aggregate outstanding Common Voting Shares.

(u)	“Common Voting Shares” means Class A Common Shares, Class B Common Shares and Class C Common Shares.

(v)	“Contract Terms” means the terms of purchase and sale set forth in Section 7.10.

(w)	“Dentist” means any natural person who is licensed to practice dentistry pursuant to the applicable laws and regulations of any state of the United States.

(x)	“Disabled” means the determination by an insurer, under any policy of disability insurance insuring the Person in question, that such Person is under a “long term” or “permanent disability.”

(y)	“Disqualification” means the occurrence of any event by which any Class A Holder or Class B Holder ceases to be a Class A or Class B Qualified Owner, other than by death.

(z)	“Entity” means any Person that is not a natural person.

(aa)	“Event” means the occurrence of any of the following events or circumstances with respect to any holder of Common Shares during any period of ownership of any Common Shares by such Person or with respect to any Common Shares:

(i)	such Person becomes or is determined to be bankrupt or insolvent;

(ii)	such Person institutes or has instituted against it any proceedings of any kind under any provision of any applicable bankruptcy or insolvency law seeking any readjustment, arrangement, composition, postponement or reduction of debts, liabilities or obligations (in the case of any involuntary proceeding, which is not removed or dismissed within 90 days);

(iii)	such Person makes an assignment for the benefit of its creditors;

(iv)	such Person is required or deemed to Transfer any interest in any Common Shares by operation of law (other than a Transfer to the Corporation);

(v)	such Common Shares are attached by, levied upon by, or become subject to judicial or other legal process and such proceeding is not removed, discharged, dismissed or bonded within 90 days; or

(vi)	such Common Shares are the subject of a Transfer or an attempted Transfer in any way (including a sale ordered by a court or a Transfer required or deemed to have occurred by operation of law, other than a Transfer to the Corporation) in breach of this Article VII.

(bb)	“Exchange Act” means the Securities Exchange Act of 1934 and any successor statute, as amended and in effect from time to time.

(cc)	“Extraordinary Transaction” means (i) a purchase or acquisition, directly or indirectly, by any “person” or “group” within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act (a “Group”) of “beneficial ownership” (as such term is defined in Rule 13d-3 of the Exchange Act) of the Common Voting Shares which, together with Common Voting Shares owned beneficially by any “affiliates” and/or “associates” of such Group (as such terms are defined in Rule 12b-2 under the Exchange Act), shall represent more than fifty percent (50%) of the aggregate Common Voting Shares, (ii) any merger, consolidation, acquisition or similar transaction or series of related transactions in which the Corporation is not the surviving entity or (iii) a firm commitment underwritten initial public offering of equity securities of the Corporation pursuant to a registration statement filed under the Securities Act, in each case that requires the vote of the holders of the Common Voting Shares.

(dd)	“Person” means any natural person, partnership, corporation, association, limited liability company, joint stock company, trust, trustee, joint venture, unincorporated organization or governmental entity or any department, agency or political subdivision thereof.

(ee)	“Preferred Shares” means the Preferred Shares, without par value, of the Corporation.

(ff)	“Retire” means (i) with respect to a Dentist, the retirement from dentistry practice, and (ii) with respect to any director, officer and/or employee of the Corporation or its Subsidiaries, the termination of all such appointments, positions and employment, for any reason.

(gg)	“Retired Dentist” means a Dentist who has Retired.

(hh)	“Securities Act” means the Securities Act of 1933 and any successor statute, as amended and in effect from time to time.

(ii)

“Subsidiary” of any Person means (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

(jj)	“Transfer” means any direct or indirect sale, gift, bequest, assignment, transfer, exchange, mortgage, pledge, grant, endorsement, delivery, conveyance, hypothecation or other transfer, whether absolute, contingent or conditional, or as security or an encumbrance, whether voluntary or involuntary, whether with or without consideration, and whether by operation of law or pursuant to legal process, such as dispositions in a merger or consolidation, pursuant to intestacy, descendance, distribution by succession, bankruptcy, insolvency, receivership, attachment, garnishment, foreclosure, levy, execution or other seizure or sale by legal process. This definition shall apply to all verb tenses of the word Transfer which may be used herein.

(kk)	“Transferee” means the Person engaging or attempting to engage in a Transfer as the assignee, purchaser or other transferee of Common Shares, including but not limited to any receiver, petitioner, pledgee, trustee, lienholder.

(ll)	“Transferor” means the holder of Common Shares engaging or attempting to engage in, or subject to, a Transfer of such Common Shares.

Section 7.02 - Limitations on Issuance of Common Shares.

In addition to any limitations imposed by the laws of the State of Ohio or the Amended and Restated Articles of Incorporation, the Corporation shall be subject to the following limitations with respect to its issuance of Common Shares:

(i)	Class A Common Shares may be issued solely to Class A or Class B Qualified Owners;

(ii)	Class B Common Shares may be issued solely to Class A or Class B Qualified Owners;

(iii)	Class C Common Shares (A) may be issued solely to Class C Qualified Owners and (B) shall not be issued if such issuance would result in an aggregate number of outstanding Class C Common Shares in excess of the Class C Maximum;

(iv)	Class D Common Shares may be issued solely to Class D Qualified Owners in connection with an Extraordinary Transaction; and

(v)

Unless otherwise approved in advance by the Board of Directors, Common Voting Shares shall not be issued to any Person if such issuance would result in such Person and the “affiliates” and/or “associates” of such Person (as such terms are defined in Rule 12b-2 under the Exchange Act), collectively, Beneficially Owning Common Voting Shares in excess of the Common Voting Maximum.

Section 7.03 - Restrictions on Transfer of Common Shares.

(a)	Except as specifically provided in this Article VII, no legal or beneficial holder of Common Shares may Transfer any Common Shares or interests therein, legal or equitable, whether now owned or hereafter acquired, or authorize, permit or suffer any such Transfer. Without limiting the generality of the foregoing, no Transfer will be permitted or recognized, even if permitted by any other provision of this Article VII, unless each of the following conditions is satisfied in the judgment of, or waived or approved in advance in writing by, the Board of Directors in its discretion:

(i)	The Transferor complies with all of the applicable provisions of this Article VII;

(ii)	The Transferor and Transferee each execute, acknowledge and deliver to the Corporation such instruments of transfer, assignment and assumption with respect to such Transfer and such other instruments, acknowledgements and documents as may be reasonably deemed necessary by, and in form and substance reasonably satisfactory to, the Corporation to establish or evidence compliance with the provisions of this Article VII, including but not limited to the Transferee’s agreement to be bound by this Article VII, with respect to the Transferred Common Shares or interest therein;

(iii)	Either the Transferred Common Shares shall have been registered under the Securities Act and any applicable state securities laws and regulations or the Corporation shall have received, at the expense of the parties to the Transfer, an opinion of counsel of the Corporation (or other counsel acceptable to counsel of the Corporation) to the effect that such Transfer is exempt from registration under the Securities Act and is in compliance with all applicable federal and state securities laws and regulations; provided that, if the Corporation waives such opinion requirements, such waiver will not constitute a waiver of such opinion requirements with respect to any subsequent Transfer of such Common Shares or the Transfer of any other Common Shares;

(iv)	The Transfer would not result in the Transferee and the “affiliates” and/or “associates” of the Transferee (as such terms are defined in Rule 12b-2 under the Exchange Act), collectively, Beneficially Owning Common Voting Shares in excess of the Common Voting Maximum; and

(v)	The Transferor and Transferee furnish the Corporation with the Transferee’s taxpayer identification number and any other information necessary to permit the Corporation to file all legally required information statements or returns.

(b)	Without limiting the generality of the foregoing, no Transfer will be attempted, made, permitted or recognized, even if permitted by any other provision of this Article VII, if such Transfer, directly or indirectly (including upon automatic conversion of any Class A Common Shares or Class B Common Shares to Class C Common Shares pursuant to the Amended and Restated Articles of Incorporation), would result in an aggregate number of outstanding Class C Common Shares in excess of the Class C Maximum.

(c)	Any attempted Transfer of Common Shares or any interest therein not in compliance with this Article VII will be null and void ab initio as against the Corporation and all other Persons, including but not limited to the Transferor and Transferee, will be deemed to be an Event subject to the Corporation’s rights under Section 7.07, and the Transferor(s) will be liable to the Corporation for all damages, costs and expenses it may sustain or incur as a result of such attempted Transfer in violation of this Article VII.

(d)	Notwithstanding any other provision of this Article VII, no Transfer shall be attempted, made or permitted if such Transfer would be in violation of or cause the Corporation or any party to such Transfer to violate any law applicable to such Transfer, the Corporation or such parties, including but not limited to Section 3901.31 of the Ohio Revised Code, as amended and in effect from time to time.

Section 7.04 - Permitted Transfers of Class A Common Shares and Class B Common Shares.

(a)	Subject to compliance with Section 7.03 (including, without limitation, subsections (a)(iv) and (b) thereof), a Class A Holder or Class B Holder may Transfer, free of any rights of the Corporation or other holders of Common Shares relating to Transfers, all or any part of his or her Class A Common Shares and/or Class B Common Shares, or any interest therein, to:

(i)	any Class A or Class B Qualified Owner;

(ii)	subject to Section 7.07(b)(ii), any Class A Holder or Class B Holder;

(iii)	any Class C Holder;

(iv)	subject to the Corporation’s right of first refusal pursuant to Section 7.06, any Class C Qualified Owner who is not a Class A Holder, Class B Holder or Class C Holder; and

(v)	the Corporation pursuant to the applicable provisions of this Article VII.

(b)

In addition to the foregoing permitted Transfers and subject to compliance with Section 7.03, and provided that no breach or default of this Article VII then exists by the Class A Holder or Class B Holder making the proposed Transfer and that neither such holder nor the interests being Transferred is subject to an Event, any Class A Holder or Class B Holder who is a natural person may, during his or her lifetime, gift, assign or transfer, without consideration, Class A Common Shares and/or Class B Common Shares to his or her spouse or lineal descendants (each, a “Family Member”), to a trust made in whole or in part by such person for the exclusive benefit of such holder or his or her Family Members (each, a “Family Trust”) or to a partnership, corporation or limited liability company controlled by such holder which has been formed and is operated for the sole purpose of benefiting such holder or his or her Family Members (each a “Family Company”) as an estate planning device or technique. Without limiting any other provision of this Article VII, any Class A Common Shares or Class B Common Shares Transferred to a Family Member or to a Family Trust or Family Company pursuant to this Section 7.04(c) shall continue to be subject to the provisions of Section 7.07 and Section 7.08 based upon circumstances, events and occurrences relating to the Transferor as if such Transferor were still the holder of such Class A Common Shares and/or Class B Common Shares, such that if such Transferor is subject to an Event or Disqualification or such Transferor dies, becomes Disabled or Retires, then the repurchase rights or obligations of the Company pursuant to Section 7.07 or Section 7.08, as applicable, shall apply with respect to such Class A Common Shares or Class B Common Shares.

Section 7.05 - Permitted Transfers of Class C Common Shares and Class D Common Shares.

(a)	Upon expiration of the Class C Lock-Up Period and subject to compliance with Section 7.03 (including, without limitation, subsection (a)(iv) thereof), a Class C Holder may Transfer, free of any rights of the Corporation (other than the Corporation’s right of first refusal pursuant to Section 7.06) or other holders of Common Shares relating to Transfers, all or any part of his or her Class C Common Shares that are no longer subject to the Class C Lock-Up Period, or any interest therein, to:

(i)	any Class A Holder or Class B Holder;

(ii)	any Class C Holder;

(iii)	subject to the Corporation’s right of first refusal pursuant to Section 7.06, any Class C Qualified Owner who is not a Class A Holder, Class B Holder or Class C Holder; and

(iv)	to the Corporation pursuant to the applicable provisions of this Article VII.

(b)	Subject to compliance with Section 7.03, a Class D Holder may Transfer, free of any rights of the Corporation or other holders of Common Shares relating to Transfers, all or any part of his, her or its Class D Common Shares, or any interest therein, to:

(i)	any Class A Holder or Class B Holder;

(ii)	any Class C Holder;

(iii)	any Class D Holder; and

(iv)	to the Corporation pursuant to the applicable provisions of this Article VII.

Section 7.06 - Corporation’s Right of First Refusal.

(a)	If a Class A Holder, Class B Holder or Class C Holder desires to accept a bona fide third party offer from a Class C Qualified Owner who is not a Class A Holder, Class B Holder or Class C Holder for the Transfer of all or any part of the Class A Common Shares or Class B Common Shares, in the case of a Class A Holder or Class B Holder, or the Class C Common Shares, in the case of a Class C Holder, held by such Transferor (the “Offered Shares”), such Transferor shall promptly deliver to the Corporation a written offer (the “Offer”) to sell the Offered Shares to the Corporation on terms and conditions not less favorable to the Corporation than those under which the Transferor proposes to Transfer the Offered Shares to the proposed Transferee. The Offer shall disclose the identity of the proposed Transferee, the agreed terms of the proposed Transfer (including a date certain on which the Transfer will be abandoned and terminated if not then consummated) and any other material facts relating to the proposed Transfer. The Transferor shall also provide satisfactory proof that the proposed Transfer of the Offered Shares to the proposed Transferee would not be in contravention of any provisions of this Article VII.

(b)	Within 60 days after receipt of the Offer, the Corporation may give written notice to the Transferor of its intent to purchase all (but not less than all) of the Offered Shares within 60 days on substantially the same terms and conditions as set forth in the Offer.

(c)	If the Corporation does not exercise its purchase right under this Section 7.06 and the proposed Transferee is a Class C Qualified Owner, the Transferor may thereafter Transfer all (but not less than all) of the Offered Shares to the Transferee identified in the Offer upon the terms and conditions specified in the Offer; provided that such Transfer must not contravene any provision of Section 7.03, and such Transfer must be consummated or abandoned and terminated by a date certain set forth in the Offer but in any event not later than 60 days after the Offer has been declined by the Corporation or the time for exercise has lapsed. If the Transferor does not effect such Transfer of the Offered Shares within the specified period, this Section 7.06 shall apply anew to any subsequent attempted Transfer of the Offered Shares.

(d)	Notwithstanding anything to the contrary contained in this Section 7.06, a Class A Holder or Class B Holder may, pursuant to Section 7.04(a)(i), Transfer, free of any right of first refusal of the Corporation pursuant to this Section 7.06, all or any part of his or her Class A Common Shares and/or Class B Common Shares to a Class A or Class B Qualified Owner who is not a Class A Holder, Class B Holder or Class C Holder.

Section 7.07 - Repurchase Rights of the Corporation – Event Option, Termination Option and Repurchase Offers.

(a)	The holder of Common Shares subject to an Event or such holder’s legal representative, if applicable, shall notify the Corporation of the Event in writing, if practicable, prior to and, in any event, promptly upon its occurrence (the “Event Notice”) and, upon the occurrence of such Event, the Corporation will have the right, but not the obligation, to purchase all, but not less than all, of the Common Shares owned or held beneficially by such Person at the price equal to their Book Value as of the date that is the calendar month-end immediately preceding the date of the Company’s exercise of the Event Option, on and in accordance with the Contract Terms (the “Event Option”). Within two years after the occurrence of such Event, the Corporation shall notify such Person in writing whether it intends to exercise the Event Option and upon any such exercise, the closing thereof will be made on and in accordance with the Contract Terms. Failure by the Corporation to timely give notice of exercise of the Event Option shall be deemed to be an election not to exercise the Event Option. Failure of a holder of Common Shares or its legal representative to give an Event Notice will not prejudice the rights of the Corporation under this Section 7.07.

(b)	In the event that any Class A Holder or Class B Holder ceases to be a Class A or Class B Qualified Owner because of Disqualification, (i) the Corporation will have the right, but not the obligation, to purchase all, but not less than all, of the Common Shares owned or held beneficially by such holder at the price equal to their Book Value as of the date that is the calendar month-end immediately preceding the date of the Company’s exercise of the Termination Option, on and in accordance with the Contract Terms (the “Termination Option”), and (ii) such Class A Holder or Class B Holder, subject to the Company’s Termination Option, may continue to hold his or her Common Shares following the occurrence of such Disqualification but such holder shall not be permitted to be a Transferee of any Class A Common Shares or Class B Common Shares for so long as such holder is not a Class A or Class B Qualified Owner. Within two years after the occurrence of the Disqualification, the Corporation shall notify such Class A Holder or Class B Holder in writing whether it intends to exercise the Termination Option and upon any such exercise, the closing thereof will be made on and in accordance with the Contract Terms. Failure by the Corporation to timely give notice of exercise of the Termination Option shall be deemed to be an election not to exercise the Termination Option. Notwithstanding anything to the contrary in this Section 7.07(b) but without limiting the last sentence of Section 7.04(b), a Transfer of Class A Common Shares and/or Class B Common Shares by a Class A Holder or Class B Holder to a Family Member, Family Trust or Family Company pursuant to Section 7.04(b) shall not constitute a Disqualification triggering the Company’s Termination Option.

(c)	The failure of the Corporation to exercise the Event Option or Termination Option, or to consummate the Event Option or Termination Option if exercised, will not affect its rights to purchase the same Common Shares under and in accordance with any applicable provisions of this Article VII in the event of an unrelated or subsequent event or proposed Transfer involving such Common Shares or the holder thereof. In addition, with respect to any Common Shares subject to an Event Option or Termination Option which are not purchased by the Corporation, in the absence of any order to the contrary with respect to such Common Shares by any court or agency having jurisdiction under federal or state law with respect to an Event, and to the extent not in violation of applicable law, such Common Shares will be and remain subject to the provisions and restrictions contained in this Article VII regardless of the identity of any Transferee thereof and any such Transferee will be deemed to be bound by the terms and provisions of this Article VII.

(d)	In addition to any other repurchase rights or obligations of the Corporation under this Article VII, the Board of Directors may cause the Corporation to repurchase such number of Class A Common Shares, Class B Common Shares, Class C Common Shares or Class D Common Shares, or shares of any, some or all of such classes of Common Shares, which holders thereof are willing to Transfer to the Corporation on the Contract Terms, at such time or times each calendar year as the Board of Directors may determine in its discretion (in each case, a “Repurchase Offer”). The Corporation will make Repurchase Offers to all holders of such class or classes of Common Shares as the Board of Directors determines in its discretion to be subject to the Repurchase Offer, on the Contract Terms, at Book Value as of the close of month immediately preceding the date of such Repurchase Offer, subject to aggregate funding availability determined by the Board of Directors and specified in such Repurchase Offer. The termination date of such Repurchase Offer and all applicable acceptance and closing procedures shall be specified therein. Those holders of Common Shares subject to such Repurchase Offer who timely accept such Repurchase Offer in writing delivered to the Corporation shall be entitled to Transfer their Common Shares subject to such Repurchase Offer to the Corporation at the close of the offer period based on the following seniority priorities, if applicable: (i) first and solely with respect to Class A Common Shares and/or Class B Common Shares, length of Retirement, and (ii) second and with respect to all classes of Common Shares, length of ownership of such Common Shares. Any shareholders who accepted such Repurchase Offer but whose Common Shares subject to such Repurchase Offer were not repurchased by the Corporation due to funding limits or priority allocations (or both) will be given priority according to the seniority priorities set forth herein in the next succeeding Repurchase Offer applicable to such Common Shares.

Section 7.08 - Repurchase Obligations of the Corporation – Death, Disability and Retirement.

(a)	In the event of the death of any Class A Holder, Class B Holder or Class C Holder, the Common Voting Shares owned or held beneficially by such shareholder at the time of death of such deceased shareholder shall be deemed to be offered for sale to the Corporation, and the Corporation shall have the obligation to purchase all, and not less than all, of such Common Voting Shares at the price equal to their Book Value as of the date that is the calendar month-end immediately preceding such shareholder’s death, on and in accordance with the Contract Terms. The Transfer required by this Section 7.08(a) shall be consummated before the later of (i) the time specified in Section 7.10 or (ii) the 60th day after the appointment of an executor or administrator of the estate of the deceased shareholder has become final and unappealable.

(b)	In the event that any Class A Holder or Class B Holder who is a Class A or Class B Qualified Owner becomes Disabled or Retires, such shareholder shall have the right, but not the obligation, to require the Corporation to purchase all, but not less than all, of the Class A Common Shares and/or Class B Common Shares owned or held beneficially by such shareholder at the time of such event at a price equal to their Book Value as of the date that is the calendar month-end immediately preceding or coinciding with such event, on and in accordance with the Contract Terms. Such Transferor shall give written notice to the Corporation of his or her election to exercise his or her rights under this Section 7.08(b) within 90 days after the applicable event occurs, and failure to timely give notice of such election shall be conclusively deemed to be a waiver of such rights.

Section 7.09 - Repurchase Obligations of the Corporation – Class C Common Shares.

(a)	Without limitation of the restrictions set forth in Sections 7.02(iii) and 7.03(b), in the event the aggregate number of outstanding Class C Common Shares is in excess of the Class C Maximum at any time as a result of the Corporation’s exercise of its repurchase rights or performance of its repurchase obligations pursuant to this Article VII, the Corporation shall have the obligation to purchase from each Class C Holder, and each Class C Holder shall have the obligation to sell to the Corporation, such holder’s proportionate share (calculated by dividing the number of Class C Common Shares held by such Class C Holder by the total number of outstanding Class C Common Shares held by all Class C Holders) of the aggregate number of outstanding Class C Common Shares in excess of the Class C Maximum, such that the number of outstanding Class C Common Shares after such purchases by the Corporation shall be equal to or, if and to the extent necessary to avoid fractional shares, less than the Class C Maximum. Any such purchase shall be on and in accordance with the Contract Terms and shall be at a price equal to the Book Value of the Class C Common Shares as of the date that is the calendar month-end immediately preceding the date upon which such event occurred that resulted in an aggregate number of outstanding Class C Common Shares in excess of the Class C Maximum.

(b)	A Class C Holder shall have the right (the “Put Right”), exercisable upon written notice delivered to the Corporation (a “Put Notice”), to require the Corporation to redeem all or any portion of the Class C Common Shares held by such Class C Holder on the terms set forth in this subsection (b).

(i)	The Put Notice shall be delivered to the Company no less than 90 days prior to the last business day of the month following the end of any calendar quarter (the “Closing Date”). Subject to the timely delivery of the Put Notice, on the Closing Date, the Corporation shall repurchase from the Class C Holder, and such Class C Holder shall sell and deliver to the Corporation, the number of Class C Common Shares specified in the Put Notice, and the Corporation shall pay the Put Price (as defined below) to such Class C Holder. Such purchase and sale shall be on and in accordance with the Contract Terms.

(ii)	For purposes of this subsection (b):

(A)	The “Put Price” for each Class C Common Share being purchased by the Corporation shall be (1) in the event that the Closing Date is on or prior to the expiration date of the Lock-Up Period applicable to such Class C Common Share (the “Price Adjustment Date”), an amount equal to 95% of the Book Value per Class C Common Share as of the Put Price Calculation Date (defined below) or (2) in the event that the Closing Date is after the Price Adjustment Date, an amount equal to 100% of the Book Value per Class C Common Share as of the Put Price Calculation Date; and

(B)	The “Put Price Calculation Date” shall be the last day of the calendar quarter preceding the Closing Date.

Section 7.10 - Contract Terms.

(a)	The purchase price of each Common Share to be Transferred in accordance with the Contract Terms shall be the Book Value thereof at the applicable valuation date, as determined pursuant to this Section 7.10(a). The Corporation shall cause its principal financial officer to determine the Book Value of the Common Shares subject to the Transfer and deliver written notice of such determination to the Transferring shareholder or his or her legal representative within 30 days after the Corporation receives actual notice of its right or obligation to purchase such Common Shares (except that such period shall be 60 days if actual notice occurs in December or January), and such determination shall be conclusively binding on the parties to the Transfer unless the Transferring shareholder shall dispute such determination by providing written notice thereof to the Corporation within 10 days after such shareholder’s receipt of such determination. If a shareholder so disputes such determination of Book Value, the Corporation shall refer such dispute to a firm of independent public accountants (which may be the Corporation’s requested accounting firm) selected by the Board of Directors, and such accountants’ determination shall be conclusively binding on the parties. Such accountants shall be instructed to deliver their determination within 15 days. The failure of the Corporation or the accountants to meet any deadline in this Section 7.10(a) shall not be a breach hereof by the Corporation unless such delay materially prejudices the Transferor.

(b)	The purchase price to be paid in any Transfer on and in accordance with the Contract Terms will be due and payable in cash in full at the closing of the Transfer held in accordance with this Section 7.10, subject, however to Section 7.10(f) and the following provisions of this Section 7.10(b). The purchase price to be paid in any Transfer on and in accordance with the Contract Terms shall be subject to any adjustments necessary to reconcile estimated and actual calculations of Book Value as of December 31 of the calendar year for which the purchase price was paid based upon the year-end audit of the Corporation’s financial statements. The Corporation may withhold up to five percent (5%) of the purchase price to be paid in any Transfer on and in accordance with the Contract Terms for a period of up to thirty (30) days after the completion of such year-end audit in order to make any such adjustments.

(c)	Notwithstanding any provision of this Article VII to the contrary, any purchase price payable by the Corporation for any Common Shares purchased by the Corporation pursuant to this Article VII shall be reduced, before any payments are made under this Article VII by the Corporation, by an amount equal to the unpaid balance and any accrued but unpaid indebtedness owed to the Corporation (the “Debt”) by the Transferor, and the Debt (to the extent of the purchase price) shall be deemed paid to the Corporation.

(d)	Subject to Section 7.10(f), any Transfer of Common Shares made pursuant to the Contract Terms must be closed as specified in the applicable Section of this Article VII or, if not so specified, within 60 days after the date on which the parties involved become unconditionally bound under this Article VII to effect such Transfer or at such other time as such parties may otherwise agree.

(e)	Upon the delivery at the closing by the Corporation of the purchase price, in cash (and/or promissory notes as permitted by Section 7.10(f)), to be delivered in payment for such Common Shares Transferred pursuant to the Contract Terms, the Transferor shall execute and deliver to the Corporation certificates representing the Common Shares Transferred and all such assignments and other instruments which may reasonably be required to evidence and cause such Transfer to be a valid, binding and legally enforceable Transfer of such Common Shares to the Corporation. The Transferor shall also execute and deliver to the Corporation a certificate, dated the closing date of such Transfer, containing a representation and warranty that on such date the Transferor is the holder of record and sole beneficial owner of the Common Shares so Transferred, has the full and unrestricted right to sell, assign, transfer and deliver such Common Shares to the Corporation, that the Transfer of such Common Shares to the Transferee will not conflict with or constitute a breach of the Corporation’s Amended and Restated Articles of Incorporation or Code of Regulations and that the Transferor is Transferring to such Transferee good and marketable title to the Common Shares so Transferred, free from all liens, security interests, pledges, encumbrances, equities, charges, claims, voting trusts or restrictions whatsoever, other than those restrictions contained in or arising under this Code of Regulations or, if applicable, the Amended and Restated Articles of Incorporation of the Corporation (and any restrictions arising by reason of federal or state securities laws).

(f)	Notwithstanding any other provision of this Article VII, the Corporation may, (i) for reasonable cause determined by the Board of Directors, defer the closing of any Transfer of any Common Shares pursuant to Section 7.06, Section 7.07, Section 7.08 or Section 7.09, for a period not to exceed 395 days after the date on which the Corporation becomes aware of its right or obligation to consummate such purchase by the terms of this Article VII, (ii) upon written notice to all holders of Common Shares at least 30 days prior to such fiscal period, establish for any fiscal period designated by the Board of Directors, a maximum budget for aggregate cash payments to be made to Transferors by the Corporation during such fiscal period under Section 7.06, Section 7.07, Section 7.08 and/or Section 7.09, and/or (iii) defer all purchase price payments owed by the Corporation to Transferors pursuant to Section 7.06, Section 7.07, Section 7.08 and/or Section 7.09, but not paid as permitted by clauses (i) and/or (ii) of this Section 7.10(f), pursuant to promissory notes of the Corporation, each (x) bearing a fixed rate of interest equal to the prime rate for commercial loans published on the closing date by the Corporation’s primary commercial bank, (y) being payable in equal monthly installments of principal interest sufficient to fully amortize such promissory note within five (5) years and (z) subject to the Corporation’s right at any time and from time to time to prepay such indebtedness in whole or in part.

Section 7.11 - Legend.

(a)	Each certificate evidencing Common Shares and each certificate issued in exchange for or upon the transfer of any Common Shares shall be stamped or otherwise imprinted with legends in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND RIGHTS AND OBLIGATIONS OF PURCHASE AND SALE PURSUANT TO THE CORPORATION’S CODE OF REGULATIONS ON FILE AT THE OFFICE OF THE CORPORATION, AND TRANSFER OF THESE SECURITIES CANNOT BE MADE EXCEPT UPON COMPLIANCE THEREWITH, OF WHICH NOTICE IS HEREBY GIVEN. A COPY OF SUCH CODE OF REGULATIONS WILL BE FURNISHED WITHOUT CHARGE BY THE CORPORATION TO THE HOLDER HEREOF WITHIN FIVE DAYS OF WRITTEN REQUEST.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION

STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR THERE IS PRESENTED TO THE CORPORATION AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT SUCH REGISTRATION IS NOT NECESSARY.

Section 7.12 - Binding Nature of Provisions.

The provisions contained in this Article VII shall be binding upon and inure to the benefit of each Person now or hereafter becoming a legal or beneficial holder of any Common Shares, or any interest therein, and upon and to their respective executors, administrators, heirs, successors and assigns.

Section 7.13 - Remedies.

Irreparable injury will result to the Corporation in the event of a breach of any of the covenants and agreements contained in this Article VII, and in the event of any such breach, the Corporation shall be entitled to injunctive relief to restrain a violation of such provisions or specific performance of the terms of such provisions, or other equitable relief as may be appropriate. If any dispute arises regarding the Transfer or proposed Transfer of any Common Shares, the Corporation shall be entitled, without showing actual damage, to a temporary or permanent injunction restraining such Transfer or proposed Transfer pending determination of such controversy and that no bond or other security shall be required in connection with such action. Accordingly, each shareholder hereby waives with respect to any action or proceeding brought by to enforce the provisions hereof against said shareholder any claim or defense that the Corporation now has or hereafter shall have an adequate remedy at law and such shareholder hereby agrees not to assert any such claim or defense in any such action or proceeding. The foregoing provisions of this Section 7.13 shall not be construed as precluding the Corporation from exercising any other rights, privileges or remedies to which it may be entitled, all of which rights, remedies and privileges shall be deemed cumulative and none of which shall be deemed exclusive.

ARTICLE VIII

Miscellaneous

Section 8.01 - No Seal.

The Corporation shall have no seal.

Section 8.02 - Amendment.

This Code of Regulations may be amended in whole or part by the affirmative vote at a meeting or by the written consent without a meeting of the holders of record of shares of capital stock of the Corporation entitling them to exercise a majority of the voting power of the Corporation, as such phrase “voting power of the Corporation” is defined in Section 1.08(a).